Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT: Paula Silver 248/354-4530
          Jennifer Rass 248/354-7502
Federal-Mogul Corporation Emerges from Chapter 11
     Southfield, Michigan, January 2, 2008 ...Federal-Mogul Corporation announced it has emerged from Chapter 11 on December 27, 2007, the Effective Date of its Plan of Reorganization.
     “This is an especially exciting time for Federal-Mogul. We begin 2008 with confidence in our future and we are well positioned with our global strategy for sustainable profitable growth,” said Federal-Mogul President and Chief Executive Officer José Maria Alapont. “We wish to thank our customers, employees, stakeholders and the communities in which we do business for their loyalty and support. We remain committed to deliver value to all of them.”
     Federal-Mogul pursuant to the Plan has issued 49.9 million shares of its Class A Common Stock and 50.1 million shares of its Class B Common Stock. The shares of Class A Common Stock were issued to holders of its pre-bankruptcy notes and certain other unsecured claims. Federal-Mogul intends in the near term to have its Class A Common Stock listed. The shares of Class B Common Stock were issued to the Federal-Mogul Asbestos Personal Injury Trust. The Company has under the Plan issued 6.9 million warrants to purchase shares of its Class A Common Stock to holders of its pre-bankruptcy common stock, preferred stock and convertible junior subordinated debentures.
     Federal-Mogul has entered into a $3,500 million exit facility agreement, consisting of a $540 million revolving credit facility and a $2,960 million term loan credit facility. The Company intends to repay on January 3, 2008 the Tranche A Term Loan and the PIK Notes issued under the Plan, using funds borrowed under the term loan credit facility.

     “We have continued during the restructuring process to grow our business globally and have strengthened our financial performance,” Alapont said. “The worldwide Federal-Mogul team is fully dedicated to exceed customer and market expectations by creating value through innovative technology, leading products and service excellence at competitive cost. We are pleased to emerge as a world-class, diversified global supplier.”
About Federal-Mogul
     Federal-Mogul Corporation is a leading global supplier, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The Company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its global profitable growth strategy, creating value and satisfaction for its customers, employees and stakeholders. Federal-Mogul was founded in Detroit in 1899. The Company is headquartered in Southfield, Michigan, and employs 45,000 people in 35 countries. Visit the company’s Web site at www.federal-mogul.com.
Forward-Looking Statements
     Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.